Exhibit 99.1

Investor Contact Information:

Denise T. Powell

Threshold Pharmaceuticals

650-474-8206

dpowell@thresholdpharm.com

Media Contact Information:

Chris Norris

Access Communications

415-844-6285

cnorris@accesspr.com

Threshold Pharmaceuticals Announces Management Update

Founder Resigns from President Role, Retains Board and Advisory Positions

REDWOOD CITY, Calif. – August 18, 2005 – Threshold Pharmaceuticals, Inc. (NASDAQ: THLD), today announced that George F. Tidmarsh resigned as president, effective immediately. Dr. Tidmarsh will remain on the Board of Directors and serve as chairman of the Clinical Advisory Board. He is founding a new entrepreneurial startup venture.

“George is a remarkable individual whose energy, passion, and vision formed the basis of what is today a very strong company with a rich clinical portfolio and deep discovery research capabilities,” said Barry Selick, chief executive officer. “He will continue to provide important input and work closely with us in his continuing strategic roles. We wish him the best of luck as he pursues new business interests.”

“I’m proud of what we’ve accomplished at Threshold and feel the company is extremely well positioned for the future,” said Dr. Tidmarsh. “With two late stage drug candidates in Phase 3 trials and promising clinical data, Threshold has a world class organization to manage these products through to commercialization successfully.”

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery, development and commercialization of small molecule therapeutics based on Metabolic Targeting, an approach that offers broad potential to treat most solid tumors and certain other diseases. By selectively targeting tumor and certain other diseased cells, Threshold’s pipeline of drug candidates hold promise to be more effective and less toxic to healthy tissues than conventional drugs. Threshold’s initial clinical focus is the treatment of cancer and benign prostatic hyperplasia, or BPH, a disease afflicting tens of millions of men worldwide. For additional information, please visit http://www.thresholdpharm.com.

Except for statements of historical fact, the statements in this press release are forward-looking statements. Such forward-looking statements include statements regarding Threshold’s clinical trial plans and commercialization opportunities and potential therapeutic benefits of TH-070 and its other clinical product candidates. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to initiate, enroll and complete its anticipated clinical trials, the time and expense required to conduct such clinical trials, and the results of such clinical trials (including unanticipated product safety issues). Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on August 12, 2005 and is available from the SEC’s website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading “Investors”. We undertake no duty to update any forward-looking statement made in this news release.

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